Exhibit 77C

                Matters Submitted to a Vote of Security Holders

1. A special meeting of shareholders of the Convertible, Equity and Bond, Financial Services, Growth Opportunities, MagnaCap, MidCap Opportunities, SmallCap Opportunities and Tax-Efficient Equity Funds was held on July 22, 2003, to approve a Sub-Advisory Agreement between ING Investments LLC and ING Aeltus Investment Management, Inc. with no change in the Adviser, the portfolio managers or the overall management fee paid by the Fund.

                                                        Shares voted
                                                        against or           Total Shares
Fund                              Shares voted for      withheld                 voted
----                              ----------------      --------                 -----
ING Convertible Fund                9,590,411.930       248,443.118         10,158,721.995
ING Equity and Bond Fund            5,798,656.653        68,270.817          6,029,855.500
ING Financial Services Fund        13,388,498.958       341,458.373         14,028,464.168
ING Growth Opportunities           11,271,875.372       314,529.579         11,820,660.822
ING MagnaCap Fund                  16,389,875.621       429,328.072         17,348,555.333
ING MidCap Opportunities Fund      14,170,300.774       353,236.989         15,073,880.788
ING SmallCap Opportunities Fund    13,401,842.264       307,307.482         14,025,506.873
ING Tax Efficient Equity Fund       3,047,280.932        13,125.782          3,081,881.059

2. A special meeting of shareholders of the ING Large Company Value Fund was held on July 22, 2003, to approve an Agreement and Plan of Reorganization by and among ING Large Company Value Fund and ING MagnaCap Fund, providing for the merger of ING Large Company Value Fund into ING MagnaCap Fund.

                                    Shares voted
                                    against or                 Total Shares
         Shares voted for           withheld                      voted
         ----------------           --------                      -----

         5,635,808.195              269,863.745               6,215,442.435